UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2014

ASURE SOFTWARE, INC.
(Exact name of registrant as specified in charter)

Delaware	0-20008	74-2415696
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

110 Wild Basin Road, Suite 100, Austin, Texas 78746
(Address of principal executive offices)

512-437-2700
(Registrant’s telephone number, including area code)

N/A
(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On February 25, 2014, we reached an agreement to settle all claims and dismiss all pending litigation with PeopleCube Holding B.V. and Meeting Maker Holding B.V., the sellers of the capital stock of Meeting Maker – United States, Inc. (dba PeopleCube) that we purchased in July 2012.

Under the settlement agreement, the parties agreed to dismiss the litigation and settle the remaining balance due of $2.5 million on the Subordinated Notes Payable: PeopleCube Acquisition Note for $1.7 million. We agreed to pay the $1.7 million within 5 business days after the date of the settlement agreement.  Additionally, our insurance carrier has agreed to pay us $500,000 in conjunction with the settlement.  With the insurance proceeds and after offsetting any related litigation costs incurred in 2014, we expect to record a net gain of approximately $1.0 million on the settlement in the first quarter of 2014.

Finally, as part of the original purchase price in the Meeting Maker acquisition, we issued 255,000 shares of our common stock subject to a lockup expiring as to 125,000 shares in June 2013 and 130,000 shares in June 2014.  This settlement also immediately removes the lockup for the remaining 130,000 shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASURE SOFTWARE, INC.

Dated: February 27, 2014                                                             By           /s/ Jennifer Crow
     Jennifer Crow, Chief Financial Officer